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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           COHESION TECHNOLOGIES, INC.

        The undersigned, David J. Foster and Craig W. Johnson, hereby certify that:

        FIRST: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of said corporation.

        SECOND: The Certificate of Incorporation of said corporation was originally filed on June 11, 1997.

        THIRD: That the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

        The name of the corporation is Cohesion Technologies, Inc. (the "Corporation").

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 20,000,000 shares, of which 15,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock, each with a par value of $0.001.

        The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of


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Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

        Upon the effective date of the filing of this Amended and Restated Certificate of Incorporation, each share of this corporation's outstanding Preferred Stock shall be converted and reconstituted into 886,104 shares of Common Stock (the "Forward Stock Split"). In lieu of the issuance of fractional shares, the corporation shall pay to the holder thereof in cash an amount equal to the fraction of a share to which such holder is entitled multiplied by the fair market value of such share, as determined by the corporation's Board of Directors. All share amounts and amounts per share set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Forward Stock Split.

                                   ARTICLE VI

        Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind any or all of the By-laws of this corporation.

                                   ARTICLE VII

        The number of directors of this corporation shall be fixed from time to time by a By-law or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VIII

        Elections of directors need not be by written ballot unless the By-laws of this corporation shall so provide.

                                   ARTICLE IX

        Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of this corporation.


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                                    ARTICLE X

        A director of this corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                   ARTICLE XI

        To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

        Any repeal or modification of any of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer, agent or other person occurring prior to such repeal or modification.

                                   ARTICLE XII

        This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

                                     * * * *


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        FOURTH: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the Delaware General Corporation Law by obtaining a majority vote of each of the Common Stock and Preferred Stock, in favor of said amendment and restatement in the manner set forth in Section 228 of the Delaware General Corporation Law.

        Executed this 25th day of June, 1998.



                           /s/ David J. Foster
                           ------------------------------------------
                           David J. Foster, Chief Executive Officer



                           /s/ Craig W. Johnson
                           ------------------------------------------
                           Craig W. Johnson, Secretary


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